MiX | TELEMATICS
MOBILE INFORMATION EXCHANGE

750 PARK OF COMMERCE BOULEVARD, SUITE 100, BOCA RATON, FLORIDA 33487
PHONE +1 561 404 2944 | FAX +1 561 994 3979

SERVICE AGREEMENT

Entered into between

Mix Telematics North America, Inc.

750 Park of Commerce Boulevard
Suite 100
Boca Raton
Florida
33487

A Texas Corporation

(hereinafter referred to as the "Company")

and

Charles Tasker
#218 Penthouse Towers
3101 S.Ocean Blvd
Highland Beach
Florida
33487

(hereinafter referred to as the "Employee")

By signing this agreement, the Employee accepts the following terms of service with effect from **1 January 2014**:-

1 Recordal

The Employee is employed by MiX International Proprietary Limited, a fellow subsidiariy of the Company, on a fulltime basis. The Company wishes the Employee to spend time in the Boca Raton, Florida USA while continuing his fulltime employment with MiX International Proprietary Limited in South Africa. The Employee hereby agrees to spend not less than 4 months per annum based in the USA while retaining his Global role for MiX International Proprietary Limited

2 Remuneration

The Employee will be paid $7 500,00 per month, which shall represent the total cost to Company, which shall be paid monthly for each month the Employee is based in the USA. The Employee hereby acknowledges that should he receive any unauthorised over payment i.e. salary, commission, benefits, leave, incentives etc, he will reimburse the Company with said payment within 30 days after receipt of such payment.

In addition to the amount above, the Company shall pay for:

1) additional costs of living, as a result of your temporary relocation to USA, in the amount of:

    a) The cost of renting 2 cars for the periods when the Employee is in the USA;
    b) 2 business class airfares, per calendar year, between South Africa and the USA for the Employee's wife, provided the period of any trip shall not be less than 30 days;
    c) 1 economy class airfare, per calendar year, between South Africa and the USA for each of the Employee's children.

2) a cell phone for business purposes. Should the provision of this cell phone result in any liability for taxation, the tax (payg or otherwise) will be for your account.

3) a 3G card in order to access the Company's email system remotely when away from the group's offices

4) the costs of obtaining and maintaining any visa requirements to work in the USA.

The Employee shall be responsible for providing his own medical insurance while in the USA.

3 Termination by notice

This arrangement with the Company will continue for an indefinite period, terminable on not less than one calendar month's notice by either party to the other, such notice to be given by either party with effect from the first working day of any calendar month.

4 Deductions

In accepting these terms and conditions of employment the Employee hereby authorises the Company to:

4.1 make the following deductions from his salary:
- 4.1.1 all statutory deductions as required by relevant legislation, and
- 4.1.2 all monies owed to the Company.

4.2 claim back from you any indebtness to the Company, on the part of yourself, which becomes known after the termination of your employment. This shall include taking whatever action is necessary to recoup such indebtness from you together with any costs incurred in such recovery being for your account.

5 Address for service of notices

The parties agree that their addresses, as set below, shall be used for all written communications for the purposes of this contract, both during and subsequent to the Employee's employment, unless written notice is given to the respective parties within 7(seven) days of any change in address.

The Company:

Mix Telematics North America, Inc.
750 Park of Commerce Boulevard
Suite 100
Boca Raton
Florida
33487
with a copy via email to: Megan.pydigadu@mixtelematics.com

The Employee:

Charles Tasker
9 Van Gogh Road
Spanish Farm
Somerset West
7130
with a copy via email to: Charles@tasker.co.za

By acceptance hereof, the Employee agrees to abide not only by the abovementioned terms and conditions of employment, but also by the Company's policies, procedures, directives, etc.

Yours faithfully

This agreed at ______________ on this the 28th day of Feb. 2014.

Signed and accepted by ______________ Date: 2-28-14